May 1, 2022
SUMMARY PROSPECTUS FOR NEW INVESTORS IN
Preference Plus® Account Variable Deferred and Income Annuity Contracts (BPPA)
Issued by Separate Account E of
Metropolitan Life Insurance Company
This Summary Prospectus summarizes key features of the Preference Plus® Account group contracts for deferred variable annuities (“Deferred Annuities”) (also referred to herein as the “Contract”), issued by Metropolitan Life Insurance Company (“Metropolitan Life”, “MetLife”, “we”, “our”, “us” or the “Company”).
Before you invest, you should also review the prospectus for the Contract which contains more information about the Contract's features, benefits, and risks. You can find this document and other information about the Contract online at dfinview.com/metlife/tahd/MET000235. You can also obtain this information at no cost by calling 1-800-638-7732 or by sending an email request to us at RCG@metlife.com. As noted in Appendix A below, if your annuity was issued in connection with an employer plan, not all Portfolios are available under all Contracts and you should ask your employer for a list of available Portfolios.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation otherwise is a criminal offense. Interests in the Separate Account and the Fixed Account are not deposits or obligations of, or insured or guaranteed by, the U.S. Government, any bank or other depository institution including the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve Board or any other agency or entity or person.
The Contract is not intended to be offered anywhere that it may not lawfully be offered and sold. MetLife has not authorized any information or representations about the Contract other than the information in this Prospectus, supplements to the Prospectus or any supplemental sales material we authorize.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT
	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawals	Withdrawal charges are calculated as a percentage of each purchase payment funding the withdrawal during the pay-in phase. A Withdrawal Charge of up to 7.00% may be assessed on any such premium payment paid up to 8 years before the date of the withdrawal.
	For example, if you purchase the Contract for $100,000 and surrender your Contract during the first year, You will pay a Withdrawal Charge of up to $7,000.			Charges – Early Withdrawal Charges
Transaction Charges	In addition to surrender charges, you also may be charged for other transactions. Although we do not currently charge a fee for transfers of cash value among Divisions or between the Divisions and the Fixed Account, we reserve the right to impose a transfer fee of $25.
	There is a one-time Contract Fee of $350 for Income Annuities. We do not charge this fee if You elect a pay-out option under your Deferred Annuity and You have owned your Deferred Annuity for more than two years. We are currently waiving this charge.			Charges – Transfer Fee
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.			Fees
	Annual Fee	Minimum	Maximum
	Base Contract (varies by investment options chosen)	1.25%(1)	1.25% (1)
	Investment options (Portfolio fees and expenses)	0.27%(2)	1.03% (2)
For all Contracts, except the Keogh Deferred Annuity and certain TSA Deferred Annuities, You pay a $20 annual fee from the Fixed Interest Account at the end of each Contract Year, if your Account Value is less than $10,000 and if You do not make purchase payments during the year. For the Keogh Deferred Annuity with individual participant recordkeeping (allocated) You pay a $20 charge applied against any amounts in the Fixed Interest Account.

(1) As a percentage of your Account Balance in the Separate Account.
(2) As a percentage of average daily net assets of the Portfolio.

	FEES AND EXPENSES		LOCATION IN PROSPECTUS
	Because your Contract is customizable, the choices you make affect how much you will pay. To help understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs.		Fees
	Lowest Annual Cost:	Highest Annual Cost:
	$1,429	$2,068
• Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive combination of Contract classes and Portfolio fees and expenses
• No optional benefits
• No sales charges
	• No additional purchase payments, transfers or withdrawals	• Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive combination of Portfolio fees and expenses • No sales charges • No additional purchase payments, transfers or withdrawals
	RISKS		LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in the Contract, including loss of principal.		Principal Risks of Investing in the Contract
Not a Short-Term Investment	This Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.
• Withdrawal Charges may apply for up to 8 years following each purchase payment. Withdrawal Charges will reduce the value of your Contract if you withdraw money during that time.
• The benefits of tax deferral and living benefit protections also mean that the Contract is more beneficial to investors with a long time horizon.
	• Earnings on your Contract are taxed at ordinary income tax rates when You withdraw them, and You may have to pay a penalty if You take a withdrawal before age 59 1⁄2.		Principal Risks of Investing in the Contract
Risks Associated with Investment Options	• An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract (e.g., Portfolios).
• Each investment option (including the Fixed Account investment option) will have its own unique risks.
	• You should review these investment options before making an investment decision.		Principal Risks of Investing in the Contract

	RISKS	LOCATION IN PROSPECTUS
Insurance Company Risks	An investment in the Contract is subject to the risks related to Metropolitan Life including any obligations (including under the Fixed Account), guarantees and benefits of the Contract, which are subject to the claims-paying ability of the Company, and our long term ability to make such payments, and are not guaranteed by any other party. MetLife is regulated as an insurance company under state law, which generally includes limits on the amount and type of investments in its general account. However, there is no guarantee that we will be able to meet our claims paying obligations; there are risks to purchasing any insurance product. More information about the Company, including its financial strength ratings, is available upon request by visiting https://www.metlife.com/about-us/corporate-profile/ratings/.	Principal Risks of Investing in the Contract
	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments	Although we do not currently charge a fee for transfers of cash value among Divisions or between the Divisions and the Fixed Account, we reserve the right to impose a transfer fee of $25.
We reserve the right to add, remove or substitute Portfolios.
	The Company also has policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading, and in those instances, there are additional limits that apply to transfers.	Charges -Transfer Fee Restrictions on Transfers
	TAXES	LOCATION IN PROSPECTUS
Tax Implications	• You should consult with a tax professional to determine the tax implications of an investment in and purchase payments received under the Contract.
• There is no additional tax benefit if You purchase the Contract through a tax-qualified plan or individual retirement account (IRA).
	• Earnings on your Contract are taxed at ordinary income tax rates when You withdraw them, and You may have to pay a penalty if You take a withdrawal before age 59 1⁄2.	Federal Tax Considerations
	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation for selling this Contract to You, both in the form of commissions and because MetLife may share the revenue it earns on this Contract with the professional’s firm. This conflict of interest may influence your investment professional to recommend this Contract over another investment.	Who Sells the Deferred Annuities and Income Annuities
Exchanges	Some investment professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your Contract if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing Contract.	Exchanges/Transfers

OVERVIEW OF THE CONTRACT
Purpose of the Contract
The Preference Plus Account® Variable Annuity Contract is designed to provide long-term accumulation of assets through investments in a variety of investment options during the accumulation phase. It can supplement your retirement income by providing a stream of income payments during the payout phase. It also offers death benefits to protect your designated Beneficiaries. This Contract may be appropriate if you have a long investment time horizon. It is not intended for people who may need to make early or frequent withdrawals or intend to engage in frequent trading in the Portfolios.
Phases of the Contract
Your Contract has two phases: 1) an accumulation or “pay-in” phase; and 2) an income or “pay-out” phase.
1)	Accumulation (Pay-in) Phase
To help You accumulate assets, You can invest your premium payments in:
•	Portfolios (mutual funds), each of which has its own investment strategies, investment advisers, expense ratios, and returns; and
•	a Fixed Account option, which offers a guaranteed interest rate during a selected period.
Additional information about each Portfolio including its Portfolio type, advisers and any subadvisers, as well as current expenses and certain performance information is included in Appendix A.
2)	Income (Pay-out) Phase
You can elect to annuitize your Contract and turn your Contract value into a stream of income payments (sometimes called annuity payments) from MetLife, at which time the accumulation phase of the Contract ends. These payments may continue for a fixed period of years, for your entire life, or for the longer of a fixed period or your life. The payments may also be fixed or variable. Variable payments will vary based on the performance of the investment options you select.
Please note that if you annuitize, your investments will be converted to income payments and you may no longer be able to choose to withdraw money at will from your Contract. All benefits (including guaranteed minimum death benefits and living benefits) terminate upon annuitization.
Features and Options of the Deferred Annuity
Contract classes. The Contract has a single contract class with a 8-year Early Withdrawal Charge period.
Accessing your money. Until you annuitize, you have full access to your money. You can choose to withdraw your Contract value at any time (although if you withdraw early, you may have to pay a Withdrawal Charge and/or income taxes, including a tax penalty if you are younger than age 59 1⁄2).
Tax treatment. You can transfer money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. You are taxed only when: (1) you make a withdrawal; (2) you receive an income payment from the Contract; or (3) upon payment of a death benefit.

Death benefits. Your Contract includes a basic death benefit that will pay your designated Beneficiaries a benefit at the time of your death. You can purchase additional death benefits for an additional fee. These additional provisions may increase the amount of money payable to your designated Beneficiaries upon your death.
Automated investment strategies and dollar cost averaging. At no additional charge, you may select from among four automated investment strategies to help you manage your money based on your risk tolerance and savings goals. Alternately, at no additional charge, you may select dollar cost averaging, which automatically transfers a specific amount of money from the fixed account to the investment options you have selected, at set intervals over a specific period of time.
Account Reduction Loans. We may administer loan programs made available through plans or group arrangements on an account reduction basis for certain Deferred Annuities. Account reduction loans will incur a $75 account reduction loan initiation fee and a $50 annual maintenance fee per loan outstanding.
BENEFITS AVAILABLE UNDER THE CONTRACTS
The following table summarizes information about the benefits available under the Contract:
Name of Benefit*	Purpose	Is Benefit Standard or Optional?	Maximum Fee	Brief Description of Restrictions/Limitations
Standard Death Benefit	Guarantees that the death benefit will not be less than the greatest of (1) your Account Value; (2) Your highest Account Value as of December 31 following the end of your fifth Contract Year and at the end of every other five year period. In any case, less any later partial withdrawals, fees and charges; or (3) the total of all of your purchase payments less any partial withdrawals (including any applicable Early Withdrawal Charge)	Standard	None	• Withdrawals could significantly reduce the benefit.
The Equity Generator®:	An amount equal to the interest earned in the Fixed Interest Account is transferred monthly to any one Division based on your selection.	Optional	None	• Benefit limits available investment options. • If your Fixed Interest Account Balance at the time of a scheduled transfer is zero, this strategy is

Name of Benefit*	Purpose	Is Benefit Standard or Optional?	Maximum Fee	Brief Description of Restrictions/Limitations
automatically discontinued.
The Equalizer SM:	Each quarter, amounts are transferred between the Fixed Interest Account and your chosen Division to make the value of each equal.	Optional	None	• Benefit limits available investment options.
The Rebalancer®:	You select a specific asset allocation for your entire Account Balance from among the Divisions and the Fixed Interest Account, if available. Each quarter we transfer amounts among these options to bring the percentage of your Account Balance in each option back to your original allocation.	Optional	None	• In the future, we may permit You to allocate less than 100% of your Account Balance to this strategy.
The Index Selector®:	You may select one of five asset allocation models which are designed to correlate to various risk tolerance levels. Each quarter the percentage in each of the Divisions in which the model invests and any Fixed Interest Account is brought back to the selected model percentage by transferring amounts among the Divisions and any Fixed Interest Account	Optional	None	• Benefit limits available investment options.
The Allocator SM:	Each month, a dollar amount You choose is transferred from the Fixed Interest Account to any of the Divisions	Option	None	• Minimum periodic transfer of $50 is required • Once your Fixed Interest Account

Name of Benefit*	Purpose	Is Benefit Standard or Optional?	Maximum Fee	Brief Description of Restrictions/Limitations
	You choose. You select the day of the month and the number of months over which the transfers will occur.			Balance is exhausted, the strategy is discontinued.
*	If your annuity was issued in connection with an employer plan, you should ask your employer for a list of available riders.
BUYING THE CONTRACT
Purchase Payments
There is no minimum purchase payment except for the unallocated Keogh Deferred Annuity. If You have an unallocated Keogh Deferred Annuity, each purchase payment must be at least $2,000. In addition, your total purchase payments must be at least $15,000 for your first Contract Year and $5,000 for each subsequent Contract Year.
You may continue to make purchase payments while You receive Systematic Withdrawal Program payments, as described later in this Prospectus, unless your purchase payments are made through salary reduction or salary deduction. You may make purchase payments to your Deferred Annuity whenever You choose, up to the date You begin receiving payments from a pay-out option.
We will not issue the TSA Deferred Annuity to You if You are age 80 or older or younger than age 18. We will not accept your purchase payments if You are age 90 or older.
Allocation of Purchase Payments
You decide how your money is allocated among the Fixed Interest Account and the Divisions. You can change your allocations for future purchase payments. We will make allocation changes when we receive your request for a change. You may also specify an effective date for the change as long as it is within 30 days after we receive the request.
If You choose to make an allocation to the asset allocation Divisions with your initial purchase payment, 100% of your allocation to the investment choices must be to only one of the asset allocation Divisions. After the initial purchase payment has been made, You may allocate subsequent purchase payments or make transfers from any asset allocation Division to any investment choice or to one or more of the asset allocation Divisions. We reserve the right to make certain changes to the Divisions.
Limits on Purchase Payments
Your ability to make purchase payments may be limited by:
•	Federal tax laws;
•	Our right to limit the total of your purchase payments to $1,000,000. We may change the maximum by telling You in writing at least 90 days in advance;
•	Regulatory requirements. For example, if You reside in Washington or Oregon, we may be required to limit your ability to make purchase payments after You have held the Deferred Annuity for more than three years, if the

Deferred Annuity was issued to You after You turn age 60; or after You turn age 63, if the Deferred Annuity was issued before You were age 61 (except under the PEDC Deferred Annuity);
•	Retirement, for certain Deferred Annuities. You may no longer make purchase payments if You retire;
•	Leaving your job (for Keogh, TSA, PEDC and 403(a) Deferred Annuities); and
•	Receiving systematic termination payments.
The Value of Your Investment
We use the term “experience factor” to describe the investment performance for a Division. We calculate Accumulation Unit Values once a day on every day the New York Stock Exchange (the “Exchange”) is open for trading. We call the time between two consecutive Accumulation Unit Value calculations the “Valuation Period.” We have the right to change the basis for the Valuation Period, on 30 days’ notice, as long as it is consistent with law. All purchase payments and transfers are valued as of the end of the Valuation Period during which the transaction occurred. The experience factor changes from Valuation Period to Valuation Period to reflect the upward or downward performance of the assets in the underlying Portfolios. The experience factor is calculated as of the end of each Valuation Period using the net asset value per share of the underlying Portfolio. The net asset value includes the per share amount of any dividend or capital gain distribution paid by the Portfolio during the current Valuation Period, and subtracts any per share charges for taxes and reserve for taxes. We then divide that amount by the net asset value per share as of the end of the last Valuation Period to obtain a factor that reflects investment performance. We then subtract a charge for each day in the valuation period which is the daily equivalent of the Separate Account charge. This charge may vary among the Contracts.
Accumulation Units are credited to You when You make purchase payments or transfers into a Division. When You withdraw or transfer money from a Division, Accumulation Units are liquidated. We determine the number of Accumulation Units by dividing the amount of your purchase payment, transfer or withdrawal by the Accumulation Unit Value on the date of the transaction.
This is how we calculate the Accumulation Unit Value for each Division:
•	First, we determine the change in investment performance (including any investment-related charge) for the underlying Portfolio from the previous trading day to the current trading day;
•	Next, we subtract the daily equivalent of our insurance-related charge (general administrative expenses and mortality and expense risk charges) for each day since the last Accumulation Unit Value was calculated; and
•	Finally, we multiply the previous Accumulation Unit Value by this result.
Examples
Calculating the Number of Accumulation Units
Assume You make a purchase payment of $500 into one Division and that Division’s Accumulation Unit Value is currently $10.00. You would be credited with 50 Accumulation Units.
$500	=	50 Accumulation Units
$10
Calculating the Accumulation Unit Value

Assume yesterday’s Accumulation Unit Value was $10.00 and the number we calculate for today’s investment experience (minus charges) for an underlying Portfolio is 1.05. Today’s Accumulation Unit Value is $10.50 ($10.00 × 1.05 = $10.50). The value of your $500 investment is then $525 (50 × $10.50 = $525).
However, assume that today’s investment experience (minus charges) is .95 instead of 1.05. Today’s Accumulation Unit Value is $9.50 ($10.00 × .95 = $9.50). The value of your $500 investment is then $475 (50 × $9.50 = $475).
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT
Access To Your Money
You may withdraw either all or part of your Account Value from the Deferred Annuity. Other than those made through the Systematic Withdrawal Program, withdrawals must be at least $500 or the Account Value, if less. To process your request, we need the following information:
•	The percentage or dollar amount of the withdrawal; and
•	The Divisions (or Fixed Interest Account) from which You want the money to be withdrawn.
Your withdrawal may be subject to Early Withdrawal charges. Withdrawals may affect your annual step-up death benefit and there may be adverse tax consequences.
Generally, if You request, we will make payments directly to other investments on a tax-free basis. You may only do so if all applicable tax and state regulatory requirements are met and we receive all information necessary for us to make the payment. We may require You to use our original forms.
We may withhold payment of a withdrawal if any portion of those proceeds would be derived from your check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communication to verify that payment from your check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. You may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.
You may submit a written withdrawal request, which must be received at your Administrative Office on or before the date the pay-out phase begins, that indicates that the withdrawal should be processed as of the date the pay-out phase begins, in which case the request will be deemed to have been received on, and the withdrawal amount will be priced according to, the Accumulation Unit Value calculated as of the date the pay-out phase begins.
If You are a member of the Michigan Education Association and employed with a school district which purchased a TSA Deferred Annuity before January 15, 1996, then You must tell us the source of money from which we may take a withdrawal. This includes salary reduction, elective deferrals, direct rollovers, direct transfers or employer contributions.
Account Reduction Loans
We may administer loan programs made available through plans or group arrangements on an account reduction basis for certain Deferred Annuities. If the loan is in default and has been reported to the IRS as income but not yet offset, loan repayments will be posted as after-tax contributions. Loan amounts will be taken from amounts that are vested according to your plan or group arrangement on a pro-rata basis from the source(s) of money the plan or group arrangement permits to be borrowed (e.g., money contributed to the plan or group arrangement through salary reduction, elective deferrals, direct transfers, direct rollovers and employer contributions), then on a pro-rata basis from each Division and the Fixed Interest Account in which You then have a balance consisting of these sources of money. Loan repayment amounts will be posted back to the original money sources used to make the loan, if the loan is in good standing at the time of repayment. Loan repayments will be allocated to the Divisions and the Fixed Interest Account in the same percentages as your current investment election for contributions. Loan repayment periods, repayment methods, interest rate, default procedures, tax reporting and permitted minimum and maximum loan amounts will be disclosed in the loan agreement documents. There may be initiation and maintenance fees associated with these loans.
Systematic Withdrawal Program for TSA Deferred Annuities
If we agree and if approved in your state for TSA Deferred Annuities, You may choose to automatically withdraw a specific dollar amount or a percentage of your Account Value each Contract Year. This amount is then paid in equal portions throughout the Contract Year, according to the time frame You select, e.g., monthly, quarterly, semi-annually or annually. Once the Systematic Withdrawal Program is initiated, the payments will automatically renew each Contract Year. Income taxes, tax penalties and Early Withdrawal Charges may apply to your withdrawals. Program payment amounts are subject to our required minimums and administrative restrictions. For the TSA Deferred Annuities, if You elect to receive payments through this program, You must have no loan outstanding from the Fixed Interest Account and You must either be 59 1⁄2 years old or have left your job. Tax law generally prohibits withdrawals from TSA Deferred Annuities before You reach 59 1⁄2. Your Account Value will be reduced by the amount of your Systematic Withdrawal Program payments and applicable withdrawal charges. Payments under this program are not the same as income payments You would receive from a Deferred Annuity pay-out option or under an Income Annuity. The Systematic Withdrawal Program is not available in conjunction with any automated investment strategy.
If You elect to withdraw a dollar amount, we will pay You the same dollar amount each Contract Year. If You elect to withdraw a percentage of your Account Value, each Contract Year, we recalculate the amount You will receive based on your new Account Value.
If You do not provide us with your desired allocation, or there are insufficient amounts in the Divisions or the Fixed Interest Account that You selected, the payments will be taken out pro rata from the Fixed Interest Account and any Divisions in which You have an Account Value.
Calculating Your Payment Based on a Percentage Election for the First Contract Year You Elect the Systematic Withdrawal Program: If You choose to receive a percentage of your Account Value, we will determine the amount payable on the date these payments begin. When You first elect the program, we will pay this amount over the remainder of the Contract Year. For example, if You select to receive payments on a monthly basis with the percentage of your Account Value You request equaling $12,000, and there are six months left in the Contract Year, we will pay You $2,000 a month.
Calculating Your Payment for Subsequent Contract Years of the Systematic Withdrawal Program: For each subsequent year that your Systematic Withdrawal Program remains in effect, we will deduct from your Deferred Annuity and pay You over the Contract Year either the amount that You chose or an amount equal to the percentage of your Account Value You chose. For example, if You select to receive payments on a monthly basis, ask for a percentage and that percentage of your Account Value equals $12,000 at the start of a Contract Year, we will pay You $1,000 a month.

If You do not provide us with your desired allocation, or there are insufficient amounts in the Divisions or the Fixed Interest Account that You selected, the payments will be taken out pro rata from the Fixed Interest Account and any Divisions in which You then have money.
Selecting a Payment Date: You select a payment date which becomes the date we make the withdrawal. We must receive your request in Good Order at least 10 days prior to the selected payment date. (If You would like to receive your Systematic Withdrawal Program payment on or about the first of the month, You should request payment by the 20th day of the month.) If we do not receive your request in time, we will make the payment the following month on the date You selected. If You do not select a payment date, we will automatically begin systematic withdrawals within 30 days after we receive your request. Changes in the dollar amount, percentage or timing of the payments can be made at any time. If You make any of these changes, we will treat your request as though You were starting a new Systematic Withdrawal Program. You may request to stop your Systematic Withdrawal Program at any time. We must receive any request in Good Order at your Administrative Office at least 30 days in advance.
Although we need your written authorization to begin this program, You may cancel this program at any time by telephone or by writing to us at your Administrative Office. We will also terminate your participation in the program upon notification of your death.
Systematic Withdrawal Program payments may be subject to an Early Withdrawal Charge unless an exception to this charge applies. For purposes of determining how much of the annual payment amount is exempt from this charge under the free withdrawal provision (discussed later), all payments from a Systematic Withdrawal Program in a Contract Year are characterized as a single lump sum withdrawal as of your first payment date in that Contract Year. When You first elect the program, we will calculate the percentage of your Account Value your Systematic Withdrawal Program payment represents based on your Account Value on the first Systematic Withdrawal Program payment date. For all subsequent Contract Years, we will calculate the percentage of your Account Value your Systematic Withdrawal Program payment represents based on your Account Value on the first Systematic Withdrawal Program payment date of that Contract Year. We will determine separately the Early Withdrawal Charge and any relevant factors (such as applicable exceptions) for each Systematic Withdrawal Program payment as of the date it is withdrawn from your Deferred Annuity.
Minimum Distribution
In order for You to comply with certain tax law provisions, You may be required to take money out of your Deferred Annuity. Rather than receiving your required minimum distribution in one annual lump-sum payment, You may request that we pay it to You in installments throughout the calendar year. However, we may require that You maintain a certain Account Value at the time You request these payments. You may not have a Systematic Withdrawal Program in effect if we pay your minimum required distribution in installments. We will terminate your participation in the program upon notification of your death.
ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses You will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract value between investment options. State premium taxes may also be deducted.

Transaction Expenses
Sales Load Imposed on Purchase Payments	None
Early Withdrawal Charge (as a percentage of each purchase payment funding the withdrawal during the pay-in phase)(1)	7%
Exchange Fee for Deferred Annuities	None
Surrender Fee for Deferred Annuities	None
Account Reduction Loan Initiation Fee(2)	$ 75
Income Annuity Contract Fee(3)	$ 350
Transfer Fee(4)	$25
[1]	An Early Withdrawal Charge of up to 7% may apply if You withdraw purchase payments within seven years of when they were credited to your Deferred Annuity. The charge on purchase payments is calculated according to the following schedule:

During Purchase Payment Year	Percentage
1	7%
2	6%
3	5%
4	4%
5	3%
6	2%
7	1%
Thereafter	0%
There are times when the Early Withdrawal Charge does not apply to amounts that are withdrawn from a Deferred Annuity. For example, each Contract Year You may take the greater of 10% of your Account Value or your purchase payments made over seven years ago free of Early Withdrawal Charges.
[2]	This fee may be waived for certain groups.
[3]	There is a one-time Contract Fee of $350 for Income Annuities. We do not charge this fee if You elect a pay-out option under your Deferred Annuity and You have owned your Deferred Annuity for more than two years. We are currently waiving this charge.
[4]	Although we do not currently charge a fee for transfers, we reserve the right to impose a transfer fee of $25.
The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Portfolio Company fees and expenses).
Annual Contract Expenses
Base Contract Expense(5,6) (as a percentage of your average Account Value in the Separate Account)	1.26%
Annual Account Reduction Loan Maintenance Fee (per loan outstanding) (7)	$ 50
[5]	The Base Contract Fee includes .01% for the Annual Contract Fee. The Annual Contract Fee is $20 annually and is charged only against amounts in the Fixed Interest Account. The Annual Contract Fee may be waived under certain circumstances.
[6]	Pursuant to the terms of the Contract, our total Separate Account charge will not exceed 1.25% of your average balance in the Divisions. For purposes of presentation here, we estimated the allocation between general administrative expenses and the mortality and expense risk charge for Deferred Annuities or the amount of underlying Portfolio shares we have designated in the Divisions to generate your income payments for Income Annuities.

[7]	This fee may be waived for certain groups. The loan maintenance fee is paid on a quarterly basis at the end of each quarter on a pro-rata basis from the Divisions and the Fixed Interest Account in which You then have a balance.
The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. A complete list of Portfolios available under the Contract, including their annual expenses, may be found in “Appendix A-Portfolio Companies Available Under the Contract” at the back of this Prospectus.
Annual Portfolio Company Expenses
	Minimum	Maximum
Annual Portfolio Expenses (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.27%	1.03%
Examples
The examples are intended to help You compare the cost of investing in the Deferred Annuities and Income Annuities with the cost of investing in other variable annuity contracts. These costs include the Transaction Expenses, the Separate Account Annual Charge and other costs You bear while You hold the Deferred Annuity or Income Annuity and the Annual Portfolio Company Expenses.
Example 1. This example shows the dollar amount of expenses that You would bear directly or indirectly on a $100,000 investment for a Deferred Annuity for the time periods indicated. Your actual costs may be higher or lower.
Assumptions:
•	reimbursement and/or waiver of expenses was not in effect;
•	there is a maximum Separate Account charge of 1.25%;
•	You bear the Minimum or Maximum Total Annual Portfolio Operating Expenses;
•	the underlying Portfolio earns a 5% annual return; and
Based on these assumptions, your charges would be:
	1 Year	3 Years	5 Years	10 Years
If you surrender your Contract at the end of the applicable time period
Maximum	$9,280	$11,529	$14,739	$25,806
Minimum	$8,520	$ 9,221	$10,849	$17,817
Example 2. This example shows the dollar amount of expenses that You would bear directly or indirectly on a $100,000 investment for a Deferred Annuity for the time periods indicated. Your actual costs may be higher or lower.
Assumptions:
•	reimbursement and/or waiver of expenses was not in effect;
•	You bear the Minimum or Maximum Total Annual Portfolio Operating Expenses;
•	there is a maximum Separate Account charge of 1.25%;
•	the underlying Portfolio earns a 5% annual return; and

Based on these assumptions, your charges would be:
	1 Year	3 Years	5 Years	10 Years
If you annuitize or do not surrender your Contract at the end of the applicable time period
Maximum	$2,280	$7,029	$12,039	$25,806
Minimum	$1,520	$4,721	$ 8,149	$17,817
Example 3. This example shows the dollar amount of expenses that You would bear directly or indirectly on a $100,000 investment for a Deferred Annuity for the time periods indicated. Your actual costs may be higher or lower.
Assumptions:
•	reimbursement and/or waiver of expenses was not in effect;
•	You bear the Minimum or Maximum Total Annual Portfolio Operating Expenses;
•	You bear the Income Annuity Contract Fee;
•	there is a maximum Separate Account charge of 1.25%;
•	the underlying Portfolio earns a 5% annual return; and
Based on these assumptions, your charges would be:
	1 Year	3 Years	5 Years	10 Years
If you annuitize or do not surrender your Contract at the end of the applicable time period
Maximum	$2,630	$7,362	$12,356	$26,076
Minimum	$1,870	$5,060	$ 8,476	$18,112

APPENDIX A — PORTFOLIO COMPANIES AVAILABLE UNDER THE CONTRACT
The following is a list of Portfolios currently available. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at dfinview.com/metlife/tahd/MET000235. You can also request this information at no cost by calling 800-638-7732, by sending an email request to RCG@metlife.com, or through your registered representative. Depending on the optional benefits you choose, you may not be able to invest in certain Portfolios. If your annuity was issued in connection with an employer plan, the availability of Portfolios may vary by employer and you should ask your employer for a list of available Portfolios.
The current expenses and performance information below reflects fees and expenses of the Portfolios, but do not reflect the other fees and expenses that your Deferred Annuity may charge, such as Platform Charges. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio Company’s past performance is not necessarily an indication of future performance.
FUND TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2021)
			1 YEAR	5 YEAR	10 YEAR
Global Equity	American Funds Global Small Capitalization Fund* - Class 2 Capital Research and Management CompanySM	0.90%	6.74%	12.51%	15.45%
US Equity	American Funds Growth Fund - Class 2 Capital Research and Management CompanySM	0.60%	21.97%	19.71%	25.43%
US Equity	American Funds Growth-Income Fund - Class 2 Capital Research and Management CompanySM	0.54%	24.10%	15.42%	16.39%
US Fixed Income	American Funds The Bond Fund of America* - Class 2 Capital Research and Management CompanySM	0.45%	-0.31%	3.27%	4.25%
Allocation	American Funds® Balanced Allocation Portfolio - Class C Brighthouse Investment Advisers, LLC	0.97%	12.14%	11.61%	10.22%
Allocation	American Funds® Growth Allocation Portfolio - Class C Brighthouse Investment Advisers, LLC	1.01%	15.91%	13.89%	12.35%
Allocation	American Funds® Moderate Allocation Portfolio - Class C Brighthouse Investment Advisers, LLC	0.94%	9.64%	9.44%	8.33%
International Equity	Baillie Gifford International Stock Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Baillie Gifford Overseas Limited	0.71%	-0.76%	13.35%	9.97%
US Fixed Income	BlackRock Bond Income Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.37%	-0.43%	4.26%	3.86%
US Equity	BlackRock Capital Appreciation Portfolio* - Class E Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.77%	21.02%	25.26%	18.46%

FUND TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2021)
			1 YEAR	5 YEAR	10 YEAR
Allocation	Brighthouse Asset Allocation 100 Portfolio - Class A Brighthouse Investment Advisers, LLC	0.72%	18.34%	14.91%	13.15%
Allocation	Brighthouse Asset Allocation 20 Portfolio* - Class A Brighthouse Investment Advisers, LLC	0.60%	4.01%	6.00%	5.30%
Allocation	Brighthouse Asset Allocation 40 Portfolio - Class A Brighthouse Investment Advisers, LLC	0.60%	7.68%	8.12%	7.37%
Allocation	Brighthouse Asset Allocation 60 Portfolio - Class A Brighthouse Investment Advisers, LLC	0.63%	11.17%	10.45%	9.47%
Allocation	Brighthouse Asset Allocation 80 Portfolio - Class A Brighthouse Investment Advisers, LLC	0.67%	14.87%	12.89%	11.54%
US Equity	Brighthouse/Artisan Mid Cap Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Artisan Partners Limited Partnership	0.75%	26.91%	10.32%	11.00%
US Fixed Income	Brighthouse/Franklin Low Duration Total Return Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Franklin Advisers, Inc.	0.72%	0.28%	1.75%	1.78%
Allocation	Brighthouse/Wellington Balanced Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.51%	14.02%	12.84%	11.64%
US Equity	Brighthouse/Wellington Core Equity Opportunities Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.60%	24.43%	16.62%	14.75%
US Equity	Brighthouse/Wellington Large Cap Research Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.53%	24.38%	18.14%	16.33%
Allocation	Calvert VP SRI Balanced Portfolio - Class I Calvert Research and Management	0.63%	15.12%	12.49%	10.48%
Sector	CBRE Global Real Estate Portfolio - Class E (formerly known as Clarion Global Real Estate Portfolio - Class E) Brighthouse Investment Advisers, LLC Subadviser: CBRE Investment Management Listed Real Assets LLC	0.77%	34.56%	10.14%	9.12%
Allocation	Freedom 2020 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.75%	9.26%	10.41%	8.98%
Allocation	Freedom 2025 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.78%	10.55%	11.24%	9.97%

FUND TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2021)
			1 YEAR	5 YEAR	10 YEAR
Allocation	Freedom 2030 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.82%	12.07%	12.48%	10.81%
Allocation	Freedom 2035 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.87%	15.18%	13.98%	11.97%
Allocation	Freedom 2040 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.90%	17.50%	14.72%	12.39%
Allocation	Freedom 2045 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.90%	17.53%	14.72%	12.49%
Allocation	Freedom 2050 Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.90%	17.51%	14.72%	12.55%
US Equity	Frontier Mid Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Frontier Capital Management Company, LLC	0.70%	14.68%	18.90%	15.49%
International Equity	Harris Oakmark International Portfolio* - Class E Brighthouse Investment Advisers, LLC Subadviser: Harris Associates L.P.	0.91%	8.52%	7.18%	8.83%
Global Equity	Invesco Global Equity Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.	0.57%	15.76%	18.44%	14.46%
US Equity	Invesco Small Cap Growth Portfolio* - Class E Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.	0.95%	7.01%	19.03%	16.75%
US Equity	Jennison Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Jennison Associates LLC	0.53%	17.17%	27.45%	20.50%
Allocation	Loomis Sayles Global Allocation Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	1.02%	14.26%	14.24%	11.33%
US Equity	Loomis Sayles Growth Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.56%	18.66%	16.59%	15.99%
US Equity	Loomis Sayles Small Cap Core Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.87%	21.95%	11.95%	13.23%
US Equity	Loomis Sayles Small Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.86%	10.00%	19.09%	15.79%
US Fixed Income	MetLife Aggregate Bond Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Management, LLC	0.27%	-1.93%	3.32%	2.64%
US Equity	MetLife Mid Cap Stock Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Management, LLC	0.29%	24.40%	12.81%	13.93%

FUND TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2021)
			1 YEAR	5 YEAR	10 YEAR
International Equity	MetLife MSCI EAFE® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Management, LLC	0.38%	10.72%	9.38%	7.84%
US Equity	MetLife Russell 2000® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Management, LLC	0.30%	14.52%	11.93%	13.20%
US Equity	MetLife Stock Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Management, LLC	0.26%	28.36%	18.18%	16.26%
International Equity	MFS ® Research International Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.64%	11.98%	12.58%	8.72%
Allocation	MFS ® Total Return Portfolio* - Class E Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.74%	14.05%	9.72%	9.52%
US Equity	MFS ® Value Portfolio* - Class E Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.72%	25.40%	12.34%	13.53%
US Equity	Morgan Stanley Discovery Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Morgan Stanley Investment Management Inc.	0.62%	-10.54%	37.65%	20.90%
US Equity	Neuberger Berman Genesis Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Neuberger Berman Investment Advisers LLC	0.78%	18.41%	15.71%	14.21%
US Fixed Income	PIMCO Inflation Protected Bond Portfolio - Class E Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC	0.68%	5.49%	5.26%	3.01%
US Fixed Income	PIMCO Total Return Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC	0.47%	-1.13%	4.15%	3.58%
Allocation	SSGA Growth and Income ETF Portfolio - Class E Brighthouse Investment Advisers, LLC Subadviser: SSGA Funds Management, Inc.	0.66%	13.52%	10.15%	8.59%
Allocation	SSGA Growth ETF Portfolio - Class E Brighthouse Investment Advisers, LLC Subadviser: SSGA Funds Management, Inc.	0.69%	17.75%	11.85%	10.14%

FUND TYPE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2021)
			1 YEAR	5 YEAR	10 YEAR
US Equity	T. Rowe Price Large Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.57%	20.22%	23.39%	19.26%
US Equity	T. Rowe Price Mid Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.70%	15.15%	18.19%	16.57%
US Equity	T. Rowe Price Small Cap Growth Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.49%	11.67%	16.25%	15.90%
US Equity	Victory Sycamore Mid Cap Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Victory Capital Management Inc.	0.59%	32.13%	12.75%	12.26%
US Fixed Income	Western Asset Management Strategic Bond Opportunities Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company LLC	0.54%	2.82%	5.55%	5.21%
US Fixed Income	Western Asset Management U.S. Government Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company LLC	0.48%	-1.52%	2.49%	1.97%
*	The Portfolio is subject to an expense reimbursement or fee waiver arrangement. The annual expenses shown reflect temporary fee reductions.

This Summary Prospectus incorporates by reference all of the information contained in the Statement of Additional Information, which is legally part of this Summary Prospectus.
The SAI includes additional information about the Deferred Annuities and Separate Account. To view and download the SAI, please visit our website dfinview.com/metlife/tahd/MET000235. To request a free copy of the SAI or to ask questions, write or call:
Metropolitan Life Insurance Company
Attn: Fulfillment Unit – BPPA
PO Box 10342
Des Moines, IA 50306-0342
(800) 638-7732
Reports and other information about the Separate Account are available on the Commission’s website at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR ID: C000003499